Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Preliminary Prospectus Supplement dated April 7, 2021

(to Prospectus dated July 17, 2020)

Registration No. 333-239916

April 7, 2021

JABIL INC.

Pricing Supplement

Pricing Supplement dated April 7, 2021 to Preliminary Prospectus Supplement dated April 7, 2021 of Jabil Inc. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Issuer	Jabil Inc.

Title of Security	1.700% Senior Notes due 2026

Aggregate Principal Amount	$500,000,000

Maturity Date	April 15, 2026

Public Offering Price	99.981%, plus accrued interest, if any, from April 14, 2021

Coupon	1.700%

Yield to Maturity	1.704%

Spread to Benchmark Treasury	+85 bps

Benchmark Treasury	0.750% due March 31, 2026

Benchmark Treasury Price and Yield	99-153⁄4 / 0.854%

Interest Payment Dates	April 15 and October 15 of each year, beginning October 15, 2021

Record Dates	April 1 and October 1

Optional Redemption	Prior to March 15, 2026, make-whole call at T + 15 bps. Par call on or after March 15, 2026

Change of Control Repurchase Event	101%, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase

Gross Proceeds	$499,905,000

Net Proceeds to Issuer before Expenses	$496,905,000

Trade Date	April 7, 2021

Settlement Date	April 14, 2021 (T+5). The Issuer expects that delivery of the notes will be made to investors on or about April 14, 2021, which will be the fifth business day following the date of the prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next two business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next two business days should consult their own advisors.

Joint Book-Running Managers

BNP Paribas Securities Corp.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

U.S. Bancorp Investments, Inc.

Senior Co-Managers

Credit Agricole Securities (USA) Inc.

HSBC Securities (USA) Inc.

Loop Capital Markets LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Siebert Williams Shank & Co., LLC

Standard Chartered Bank

Truist Securities, Inc.

Wells Fargo Securities, LLC

Co-Managers	ICBC Standard Bank Plc Academy Securities, Inc. Drexel Hamilton, LLC

Denominations	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN Numbers	CUSIP: 466313 AL7 ISIN: US466313AL75

Offering Format	SEC Registered (Registration No. 333-239916)

FREE WRITING PROSPECTUS LEGEND

JABIL INC. HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS AND PRELIMINARY PROSPECTUS SUPPLEMENT) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT) IN THAT REGISTRATION

STATEMENT AND OTHER DOCUMENTS JABIL INC. HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT JABIL INC. AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, JABIL INC., THE UNDERWRITERS OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AND APPLICABLE PROSPECTUS SUPPLEMENT IF YOU REQUEST THEM FROM: BNP PARIBAS SECURITIES CORP., BY CALLING (800)-854-5674, J.P. MORGAN SECURITIES LLC, BY CALLING (212) 834-4533, MUFG SECURITIES AMERICAS INC., BY CALLING (877) 649-6848 OR SMBC NIKKO SECURITIES AMERICA, INC., BY CALLING (888) 868-6856.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.